Exhibit 99.1
Alpine Immune Sciences Provides Corporate Update and
Reports Full Year 2018 Financial Results

–	First Subjects Dosed in Phase I Clinical Trial for Lead Autoimmune/Inflammatory Disease Program, ALPN-101

–	Completed $25 Million Private Placement

–	Strong Financial Position to Transition Two Lead Programs ALPN-101 and ALPN-202 into Patients
SEATTLE, WA - March 18, 2019 - Alpine Immune Sciences, Inc. (Nasdaq: ALPN), a leading clinical-stage immunotherapy company focused on developing innovative treatments for cancer, autoimmune/inflammatory, and other diseases, today provided a corporate update and reported financial results for the year ended December 31, 2018.
“This was a year of continued execution for Alpine as we transitioned from a preclinical company to a development stage company, dosing earlier this quarter the first subjects in our Phase I healthy volunteer study of ALPN-101, our lead therapeutic for the potential treatment of autoimmune and inflammatory diseases. In addition, we continue to advance our lead oncology program ALPN-202, preparing it for the clinic with the goal of filing an IND or IND-equivalent late this year,” said Mitchell H. Gold, M.D., Executive Chairman and Chief Executive Officer of Alpine. “With our recently completed private placement of $25.3 million led by Decheng Capital, we are well positioned to achieve key catalysts later this year in both of our programs.”
Recent Corporate and Clinical Highlights
First Subjects Dosed in Phase I Healthy Volunteer Trial for Lead Autoimmune/Inflammatory Disease Program, ALPN-101: On February 11, 2019, we announced the successful initial dosing of our first-in-human Phase I study of ALPN-101, a first-in-class dual ICOS/CD28 antagonist. The study is designed to evaluate the safety and tolerability of single- and multiple-ascending intravenous and/or subcutaneous doses of ALPN-101 in healthy volunteers. In addition, pharmacokinetics, pharmacodynamics, and exploratory biomarkers are being evaluated to help determine ALPN-101’s potential for the treatment of autoimmune and inflammatory diseases.
Completion of $25.3 Million Private Placement: On January 15, 2019, we entered into a securities purchase agreement for the sale of units consisting of shares of common stock and warrants to purchase common stock in a private placement providing gross proceeds to us of approximately $25.3 million. The private placement was led by Decheng Capital with participation from existing investors OrbiMed Advisors, Frazier Healthcare Partners, Alpine BioVentures, and BVF Partners, L.P.
Strengthened Board of Directors and Scientific Advisory Board with Recent Key Appointments:

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Upon closing of our $25.3 million private placement in January 2019, Min Cui, Ph.D., Founder and Managing Director of Decheng Capital, was appointed to our Board of Directors. Dr. Cui’s focus at Decheng is on partnerships with entrepreneurs and building early stage biotechnology companies, and he currently holds Board positions at several companies. He has co-founded two companies, Pacific Pharmaceuticals and Hucon Biopharmaceuticals, where he led the research and development of key inflammatory and oncology therapies.

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In addition, we appointed Vijay Kuchroo, DVM, Ph.D., Rafi Ahmed, Ph.D., James Welsh, M.D., Anne Davidson, M.B.B.S., and John Thompson, M.D. to our Scientific Advisory Board. They join a team of distinguished translational and clinical scientists in inflammatory and autoimmune diseases and cancers, including Scientific Advisory Board Chair Andrew Scharenberg, M.D., Manish Butte, M.D., Ph.D., and Paul Tumeh, M.D.

Key Preclinical Data Presentations at Medical Meetings: We showcased preclinical data for our lead programs, ALPN-101 and ALPN-202, at the following recent medical meetings:

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ALPN-202 preclinical data presented at SITC: In November 2018, we presented preclinical data of our lead oncology program, ALPN-202, a PD-L1/CTLA-4 dual antagonist with PD-L1 dependent CD28 costimulation, at the Society for Immunotherapy of Cancer (SITC) 33rd Annual Meeting in Washington, D.C. Data presented demonstrated the superiority of ALPN-202 over PD-L1 inhibition in a preclinical tumor model.

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ALPN-101 GvHD preclinical data highlighted in oral presentation and posters at ASH 2018: In December 2018, we presented positive results from multiple preclinical studies of our lead autoimmune/inflammatory program, ALPN-101, via poster presentation at the American Society of Hematology’s (ASH) 60th Annual Meeting & Exposition in San Diego, CA. In addition, in an oral presentation, researchers from the lab of Indiana University School of Medicine’s Sophie Paczesny, M.D., Ph.D., one of our collaborators, found ALPN-101 significantly improved survival in preclinical models of acute graft versus host disease (GvHD) and highlighted the novel role of ICOS ligand in GvHD.

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ALPN-101 GvHD preclinical data presented at 2019 TCT Meetings: In February 2019, we presented preclinical data for ALPN-101 GvHD at the 2019 Transplantation & Cellular Therapy Meetings of ASBMT and CIBMTR (TCT Meetings) in Houston, TX. Data presented demonstrated potent and dose-dependent suppression of GvHD in a human/NSG xenograft model, with activity superior to CD28 or ICOS single pathway antagonists.

Full Year 2018 Financial Results
As of December 31, 2018, we had cash, cash equivalents, and short-term investments totaling $52.3 million. Net cash used in operating activities for the year ended December 31, 2018 was $28.4 million compared to $16.6 million for the year ended December 31, 2017. We recorded a net loss of $36.5 million and $7.8 million for the years ended December 31, 2018 and 2017, respectively.

Collaboration revenue for the year ended December 31, 2018 was $705,000 compared to $1.7 million for the year ended December 31, 2017. The increase was primarily attributable to the timing of revenue recognized under our collaboration agreement with Kite Pharma, Inc., a Gilead (Nasdaq: GILD) company. As previously announced, under the terms of this research collaboration and license agreement, we received upfront payments of $5.5 million, which were initially recorded as deferred revenue and expensed over the period of the research term. The research term of the agreement with Kite was extended in October 2018.

Research and development expenses for the year ended December 31, 2018 were $29.0 million compared to $10.6 million for the year ended December 31, 2017. The increase was primarily attributable to an increase in direct research, contract manufacturing, and process development activities to support ALPN-101 and ALPN-202, plus increases in research personnel related to expanding research and discovery programs and associated overhead and facility costs.

General and administrative expenses for the year ended December 31, 2018 were $8.4 million compared to $6.1 million for the year ended December 31, 2017. The increase was primarily attributable to professional and legal fees and operating as a public company, in addition to personnel-related expenses and the costs associated with expanding the company’s operations as we accelerate preclinical activity.
Cash Guidance
We expect to have sufficient cash to fund operations into 2021, including the clinical advancement of our lead autoimmune/inflammatory program, ALPN-101, and our lead oncology program, ALPN-202.
About ALPN-101
ALPN-101 is a novel Fc fusion protein of a human inducible T cell costimulator ligand (ICOSL) variant immunoglobulin domain (vIgD™), and a first-in-class therapeutic simultaneously inhibiting the CD28 and ICOS inflammation pathways. CD28 and ICOS are closely related costimulatory molecules with partially overlapping roles in T cell activation likely connected to multiple autoimmune and inflammatory diseases. In preclinical models of graft versus host disease, inflammatory arthritis, and multiple sclerosis, ALPN-101 demonstrates efficacy superior to blockade of the CD28 or ICOS pathways alone.
ALPN-101 was engineered using our vIgD platform, which uses directed evolution to transform native IgSF proteins into multifunctional protein therapeutics. ALPN-101 is currently enrolling a Phase I healthy volunteer trial.

About Alpine Immune Sciences, Inc.
Alpine Immune Sciences, Inc. is committed to leading a new wave of functional immune therapeutics. Alpine is employing directed evolution to create potentially powerful multifunctional immunotherapies to improve patients’ lives. Alpine has two lead programs. The first, ALPN-101 for autoimmune/inflammatory diseases, is a dual ICOS/CD28 antagonist, engineered to reduce pathogenic immune responses. ALPN-101 is currently enrolling a Phase I healthy volunteer trial. The second, ALPN-202 for cancer, is a dual PD-L1/CTLA-4 antagonist and PD-L1-dependent CD28 costimulator intended to combine checkpoint inhibition with T cell costimulation - an approach currently absent from approved checkpoint therapies. Alpine is backed by world-class research and development capabilities, a highly-productive scientific platform, and a proven management team. For more information, visit www.alpineimmunesciences.com.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical fact and include statements regarding our platform technology and potential therapies, the timing of and results from clinical trials and pre-clinical development activities, clinical and regulatory objectives and the timing thereof, expectations regarding the sufficiency of cash to fund operations into 2021, the potential efficacy, safety profile, future development plans, addressable market, regulatory success, and commercial potential of our product candidates, the efficacy of our clinical trial designs, and our ability to successfully develop and achieve milestones in our development programs. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “intend,” and other similar expressions, among others. These forward-looking statements are based on current assumptions that involve risks, uncertainties, and other factors that may cause actual results, events, or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: clinical trials may not demonstrate safety and efficacy of any of our product candidates; our ongoing discovery and pre-clinical efforts may not yield additional product candidates; our discovery-stage and pre-clinical programs may not advance into the clinic or result in approved products; any of our product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones in our proprietary or partnered programs; the impact of competition; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and we undertake no obligation to update forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.
“Transmembrane Immunomodulatory Protein,” “TIP,” “Variant Ig Domain,” “vIgD” and the Alpine logo are registered trademarks or trademarks of Alpine Immune Sciences, Inc. in various jurisdictions.

Alpine Immune Sciences, Inc.
Selected Consolidated Balance Sheet Data
(In thousands)
	December 31, 2018	December 31, 2017
Cash and cash equivalents	$10,711	$8,000
Short-term investments	41,592	73,240
Total current assets	53,545	82,548
Total assets	54,873	85,222
Total current liabilities	8,127	1,895
Total stockholders’ equity	44,591	78,917
Total liabilities, convertible preferred stock, and stockholders’ equity	54,873	85,222

Consolidated Statement of Operations and Comprehensive Income (Loss) Data
(In thousands, except share and per share amounts)	Years Ended December 31,
	2018	2017
Collaboration revenue	$705	$1,731
Operating expenses:
Research and development	28,970	10,626
General and administrative	8,362	6,079
Loss on sale of intangible asset	1,203	—
Total operating expenses	38,535	16,705
Loss from operations	(37,830)	(14,974)
Other income (expense):
Bargain purchase gain	—	6,601
Interest expense	(319)	(152)
Interest and other income	1,296	542
Loss before taxes	(36,853)	(7,983)
Income tax benefit (expense)	366	200
Basic and diluted net loss attributable to common stockholders	$(36,487)	$(7,783)
Comprehensive income (loss):
Unrealized gain (loss) on investments	46	(59)
Comprehensive loss	$(36,441)	$(7,842)
Weighted-average shares used to compute basic and diluted net loss per share attributable to common stockholders	13,849,470	6,481,665
Basic and diluted net loss per share attributable to common stockholders	$(2.63)	$(1.20)

Alpine Immune Sciences Inc.
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